UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 22, 2015

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Avenue Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 453-6553

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2015, InspireMD, Inc. (the “Company”) amended that certain Employment Agreement with James J. Barry, PhD, the Company’s executive vice president and chief operating officer, dated as of July 14, 2014, as first amended on January 5, 2015 (the “Amendment”), in order to provide that, until the earlier of (1) September 30, 2015 and (2) the Company raising an aggregate of $5 million from investors, Dr. Barry shall receive 50% of his base salary in cash payments, with the remaining 50% having been paid to Dr. Barry on January 26, 2015, through the issuance of 190,104 shares of restricted stock of the Company (using the fair market value of the Company’s stock as of the market close on January 26, 2015). Such shares of restricted stock issued in lieu of cash base salary will vest on January 26, 2016, subject to Dr. Barry’s continued service to the Company and Dr. Barry not subsequently receiving any cash salary payments with respect to any of his cash salary that was surrendered in exchange for such shares. If Dr. Barry’s employment with the Company is terminated while the Amendment is in effect by the Company without cause or by Dr. Barry for good reason, a portion of the shares of restricted stock issued in lieu of cash base salary will vest on January 26, 2016, prorated based on the number of days of Dr. Barry’s service to the Company during the period the Amendment is in effect. All of the shares of restricted stock issued in lieu of cash base salary will fully vest on January 26, 2016, if a change in control occurs while the Amendment is in effect, provided that Dr. Barry is rendering services to the Company through the change in control date.

In the event that the Company subsequently pays Dr. Barry any cash salary that was surrendered in exchange for the shares of restricted stock pursuant to the Amendment, Dr. Barry will immediately forfeit such portion of the restricted shares to the Company having a value equal to the amount of cash salary subsequently paid (using the fair market value of the Company’s stock as of the market close on January 26, 2015). Any tax withholding required with respect to the shares of restricted stock contemplated by the prior sentence will be accomplished by the withholding of shares of such shares of restricted stock equal in value (using the fair market value of the Company’s stock as of the market close on the immediately preceding trading day) to the minimum withholding required by law and any cash required to satisfy the withholding amount required to be sent to the appropriate tax authorities will be paid by the Company.

The shares of restricted stock issued to Dr. Barry under the Amendment was granted under the Company’s current equity incentive plan.

The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of such Amendment that is attached as Exhibit 10.1 of this Current Report on Form 8-K.

Item 9.01       Financial Statements and Exhibits.

(d)       Exhibits

Exhibit Number	Description
10.1	Amendment Number Two to Employment Agreement, dated February 22, 2015, by and between InspireMD, Inc. and James J. Barry, PhD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: February 25, 2015	By:	/s/ Craig Shore
Name: Craig Shore
Title: Chief Financial Officer